Exhibit 99.1

SWISHER ANNOUNCES APPOINTMENT OF WILLIAM M. PIERCE AS
NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

Thomas C. Byrne to Resume Position of Executive Vice President

CHARLOTTE, NC – September 16, 2013 – Swisher Hygiene Inc. (“Swisher”) (NASDAQ: SWSH, TSX: SWI), a leading provider of essential hygiene and sanitizing products and services, today announced that its Board of Directors has appointed current director William M. Pierce as Swisher’s new President and Chief Executive Officer, effective immediately.  Thomas C. Byrne will be returning to his prior position of Executive Vice President.

“The Board is pleased that Bill has accepted the position of President and Chief Executive Officer of Swisher,” said Richard L. Handley, Chairman of the Board for Swisher.  “As we mentioned at our Shareholders meeting in June, this year will be focused on improving operations, strengthening our customer service, and simplifying our business model.   With the addition of Bill’s leadership to the management team, and with his 40 years of operating experience, we can further accelerate these initiatives.”

“Over the past year, Tom has helped define this future direction of Swisher; under his leadership, we were able to complete a difficult review and restatement process and return to a current filing status with the SEC,” continued Mr. Handley.  “Further, we put in place a cost rationalization program from which we are beginning to see significant benefits, and we are starting to see a return to sequential quarterly revenue growth.  The Board of Directors thanks him for his able stewardship, and we know he will continue to make valuable contributions to the Company.”

Mr. Pierce has served as a director of Swisher and a member of the Company’s Audit and Compensation Committees since June 2013.  In his new position as President and CEO, he will resign from these Committee positions as required by NASDAQ listing requirements.  Mr. Pierce has held the position of Senior Vice President at Huizenga Holdings, Inc. since 1990, where he has also served as chief operating officer, chief financial officer and as an officer and director of numerous private and public portfolio companies. Mr. Pierce’s positions have included President of Frederica Hospitality Group, LLC, five years as Chief Financial Officer and Executive Vice President of Dolphins Enterprises where he was responsible for all non-football business operations of the Miami Dolphins and Sun Life Stadium, and Chief Operating Officer of two route-based businesses, Sparkle, Inc. and Blue Ribbon Water Company. Previously, Mr. Pierce spent five years as the Senior Vice President and Chief Financial Officer of Boca Resorts Inc., a NYSE-traded company until its sale in 2004, where he was primarily responsible for the day-to-day oversight and the growth of the company, as well as raising equity and debt in the public markets.  Prior to Huizenga Holdings, Mr. Pierce spent 11 years as a senior operating executive of Sky Chefs, a wholly owned subsidiary of American Airlines and seven years in senior management positions in the food and beverage industry.  He received his B.S. in Accounting from the University of Texas at El Paso.

“Tom has done an admirable job guiding Swisher over the past 13 months,” said Mr. Pierce.  “The Company will build on the foundation Tom has laid, with a continued emphasis on improving service excellence for our customers, driving additional operating efficiencies, and improving margins and cash flow.”

“I am proud of what we were able to accomplish during this period in Swisher’s history and I believe the company is well positioned to capitalize on the opportunities in our core chemical and hygiene market,” said Mr. Byrne.  “I welcome Bill aboard, and I look forward to working with him to further advance Swisher’s progress.”

Cautionary Statement on Forward-Looking Information

All statements other than statements of historical fact contained in this press release constitute “forward-looking information” or “forward-looking statements” within the meaning of the U.S. federal securities laws and the Securities Act (Ontario) and are based on the expectations, estimates and projections of management as of the date of this press release unless otherwise stated. All statements other than historical facts are, or may be, deemed to be forward looking statements. The words “plans,” “expects,” “is expected,” “scheduled,” “estimates,” or “believes,” or similar words or variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will be taken,” “occur,” and similar expressions identify forward-looking statements.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Swisher as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  All of these assumptions have been derived from information currently available to Swisher including information obtained by Swisher from third-party sources. These assumptions may prove to be incorrect in whole or in part.  All of the forward-looking statements made in this press release are qualified by the above cautionary statements and those made in the “Risk Factors” section of Swisher’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission, available on www.sec.gov, and with Canadian securities regulators available on Swisher’s SEDAR profile at www.sedar.com, and Swisher’s other filings with the Securities and Exchange Commission and with Canadian securities regulators available on Swisher’s SEDAR profile at www.sedar.com. The forward-looking information set forth in this press release is subject to various assumptions, risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from those expressed or implied in the forward-looking information. Swisher disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

About Swisher Hygiene Inc.

Swisher Hygiene Inc. is a NASDAQ and TSX listed company that provides essential hygiene and sanitizing solutions to customers throughout much of North America and internationally through its network of company-owned operations, franchises and master licensees. These solutions include essential products and services that are designed to promote superior cleanliness and sanitation in commercial environments, while enhancing the safety, satisfaction and well-being of employees and patrons. These solutions are typically delivered by employees on a regularly scheduled basis and involve providing Swisher’s customers with: (i) consumable products such as detergents, cleaning chemicals, soap, paper and supplies, together with the rental and servicing of dish machines and other equipment for the dispensing of those products; (ii) the rental of facility service items requiring regular maintenance and cleaning, such as floor mats, mops, bar towels, and linens; and (iii) manual cleaning of their facilities. Swisher serves customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail and healthcare industries.

For Further Information, Please Contact:

Swisher Hygiene Inc.

Investor Contact:

Amy Simpson
Phone: (704) 602-7116

Garrett Edson, ICR
Phone: (203) 682-8331

Media Contact:

Alecia Pulman, ICR
Phone: (203) 682-8224